                                                                     EXHIBIT 3.9

                              ARTICLES OF AMENDMENT

                                       OF

                         THE ARTICLES OF INCORPORATION

                                       OF

                         CHICKAHOMINY RIVER ENERGY CORP.

         On January 9, 1989, in a meeting of the Board of Directors of the Corporation, the Board found that the following proposed amendment of its Articles of Incorporation was in the best interest of the Corporation:

         Paragraph 2 of the Articles of Incorporation shall be amended to read as follows:

2. The Corporation is organized as a general business corporation in accordance with Virginia Law.

         The amendment was approved by unanimous consent of the shareholders.

         EXECUTED in the name of the Corporation by its President and Secretary who declare under the penalties of perjury that the facts stated herein are true.

         DATED this January, day of 9, 1989.

                                            /s/ William Carter
                                            ------------------------------------
                                            By Mr. William Carter
                                                   President
                                            and

                                            /s/ Donald Dillport
                                            ------------------------------------
                                            By Mr. Donald Dillport
                                                   Secretary

                            ARTICLES OF INCORPORATION

                                       OF

                         CHICKAHOMINY RIVER ENERGY CORP.

         The undersigned person, purusant to Chapter 9 of Title 13.1 of the Code of Virginia, hereby executes the following articles of incorporation and sets forth:

1.       The name of the corporation is Chickahominy River Energy Corp.

2. The corporation is organized for the general purpose of carrying on the business of owning, managing and controlling plants and facilities for the independent production of electric power and the furnishing of that power at wholesale to public utilities in Virginia. The corporation will not engage in retail sales of power and will not engage in activities that will subject it to regulation by the State Corporation Commission as to rates or services. Except as limited in this paragraph, the corporation shall have the authority to engage in any other lawful business incident to its general purpose.

3. The corporation shall have one class of stock. It is authorized to issue 100 shares of stock.

4. The post office address of the initial registered office including street and number is:

                            c/o Hunton & Williams
                            707 East Main Street
                            Richmond, VA 23212

5.       The registered office is located in the City of Richmond.

6.       The name of the initial registered agent is:

                              Hill B. Wellford, Jr.

who is a resident of Virginia and a member of the Virginia State Bar and whose business office is identical with the registered office.

7. The corporation shall have no fewer than one nor more than fifteen directors. The initial director, who shall serve until the first annual meeting of the stockholders, is:

                            Paul J. Elston
                            Long Lake Energy Corp.
                            420 Lexington Ave.
                            Suite 540
                            New York, NY 10170

                                                       /s/ John L. Sachs
                                                       -------------------------
                                                          John L. Sachs
                                                          Incorporator

May 27, 1988